Exhibit 99.1

Press Contact:	Investor Relations:

Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Q406 Net Income of $252.5 M ($2.01 per diluted share) Up 84%

Full Year 2006 Net Income of $717.4 M ($5.57 per diluted share) Up 50%

Q406 Net Operating Income of $136.2 M ($1.08 per diluted share) and $602.7 M

($4.68 per diluted share) for Full Year 2006

New York – February 7, 2007 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the fourth quarter of 2006.

Robert B. Pollock, Assurant’s president and chief executive officer, said: “For the fourth quarter and the year, our specialty business strategy continues to deliver strong profits, good premium growth and an industry top quartile operating R.O.E. of 16.7%. Overall, these results demonstrate three years of steady execution rewarding shareholders with growing profitability and improved ROE’s. In 2007, we continue to leverage our core capabilities to create opportunities and overcome challenges ahead. We are committed to becoming a recognized leader in managing a diverse specialty insurance business. This will serve us well in the new global economic landscape.”

Fourth Quarter Results

Net income in the fourth quarter of 2006 was $252.5 million, or $2.01 per diluted share, versus fourth quarter 2005 net income of $137.0 million, or $1.03 per diluted share. Net income in the fourth quarter 2006 includes a $63.9 million after-tax gain from the sale of the company’s interest in a PPO network, Private Healthcare Systems, Inc. (PHCS) which is included in net realized gains on investments. Net income in the fourth quarter 2006 also includes $40.5 million of after-tax income from an Assurant Solutions favorable legal settlement. The fourth quarter of 2005 includes $39.4 million of tax benefits and adjustments resulting from the resolution of several years’ tax audits.

Net operating income (see footnote 1 at the end of this release) for the fourth quarter of 2006 decreased 4% to $136.2 million, or $1.08 per diluted share, compared to fourth quarter 2005 net operating income of $142.4 million, or $1.07 per diluted share. Each business reported quarter over quarter earnings growth. However, the corporate and other segment reported a decrease primarily attributable to the $39.4 million of tax benefits reported in the fourth quarter of 2005.

Net earned premiums of $1.8 billion in the fourth quarter of 2006 increased 8% from $1.6 billion in the same period in 2005.

Net investment income in the fourth quarter of 2006 increased 7% to $183.0 million from $170.9 million in the fourth quarter of 2005 primarily as a result of an increase in yields and average invested assets. The yield on average invested assets and cash and cash equivalents, which excludes real estate investment income, was 5.73% in the fourth quarter of 2006, compared to 5.54% in the fourth quarter of 2005.

Twelve-Month Results

Net income in 2006 was $717.4 million, or $5.57 per diluted share, a 50% increase over 2005 net income of $479.4 million, or $3.50 per diluted share. Net income in 2006 includes a $63.9 million after-tax gain from the sale of PHCS as well as $40.5 million of after-tax income from an Assurant Solutions favorable legal settlement. The full year 2005 includes $44.9 million of tax benefits and adjustment resulting from the resolution of several years’ tax audits.

Net operating income in 2006 increased 17% to $602.7 million, or $4.68 per diluted share, compared to $513.3 million, or $3.75 per diluted share, in 2005. The full year 2005 includes $44.9 million of tax benefits and adjustments resulting from the resolution of several years’ tax audits.

Net earned premiums in 2006 were $6.8 billion, a 5% increase compared to $6.5 billion in 2005.

Net investment income in 2006 increased 7% to $736.7 million from $687.3 million in 2005 primarily as a result of an increase in yields and average invested assets. Net investment income includes $18.6 million of investment income from real estate partnerships in 2006 compared to $12.6 million in 2005. The yield on average invested assets and cash and cash equivalents, which excludes real estate investment income, was 5.67% in 2006 compared to 5.54% in 2005.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended		For the Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$39.8	$35.4	$158.4	$133.2
Assurant Specialty Property	64.0	39.0	241.1	143.2
Assurant Health	37.0	33.3	167.9	178.1
Assurant Employee Benefits	19.4	19.3	83.6	68.4
Corporate and other	(19.9)	20.7	(32.8)	2.7
Amortization of deferred gains on disposal of businesses	5.9	4.7	24.3	27.6
Interest expense	(10.0)	(10.0)	(39.8)	(39.9)

Net operating income	136.2	142.4	602.7	513.3

Adjustments:
Net realized gains (losses) on investments	75.8	(5.4)	72.7	7.4
Assurant Solutions legal settlement	40.5	—	40.5	—
Excess of loss reinsurance program (1995-1997)	—	—	—	(40.3)
Expenses directly related to stock offerings	—	—	—	(1.0)

Net income before cumulative effect of change in accounting principle	252.5	137.0	715.9	479.4
Cumulative effect of change in accounting principle	—	—	1.5	—

Net income	$252.5	$137.0	$717.4	$479.4

Assurant Solutions

Assurant Solutions fourth quarter 2006 net operating income was $39.8 million, up 13% from fourth quarter 2005 net operating income of $35.4 million. Net operating income for 2006 was $158.4 million, up 19% from $133.2 million in 2005. The increases for the quarter and the year are primarily due to growth in extended service contracts and higher investment income generated by an increase in investment yield and average invested assets. The quarterly results would have been more positive if not for unfavorable loss experience specific to two domestic extended service contract clients.

Assurant Solutions fourth quarter 2006 net earned premiums increased 8% to $617.8 million from $573.9 million in the fourth quarter of 2005. Net earned premiums during 2006 increased 7% to $2.4 billion from $2.2 billion in 2005. The increases are primarily due to the steady growth in domestic and international extended service contracts offset by a decline in preneed premiums due to the 2005 sale of the company’s U.S. independent preneed franchise and the run-off of the domestic credit business.

Assurant Specialty Property

Assurant Specialty Property fourth quarter 2006 net operating income was $64.0 million, up 64% from fourth quarter 2005 net operating income of $39.0 million. Favorable settlements with two former clients contributed $5.5 million after-tax to the fourth quarter. Net operating income for 2006 grew 68% to $241.1 million compared to $143.2 million during 2005. Net operating income increases for the fourth quarter and the year are primarily the result of growth in creditor-placed homeowners insurance, which includes the acquisition of Safeco’s creditor-placed insurance business, coupled with a benign hurricane season. There were no catastrophe losses, net of reinsurance, in the fourth quarter of 2006 compared with $17.6 million in the fourth quarter of 2005. Catastrophe losses, net of reinsurance, were $6.8 million in 2006 compared to $48.7 million in 2005.

Assurant Specialty Property fourth quarter 2006 net earned premiums increased 52%, to $350.9 million, compared to $230.7 million in the same period a year ago. Net earned premiums during 2006 increased 41% to $1.2 billion compared to $858.8 million during 2005. These increases are a result of continued growth in creditor-placed homeowners insurance, including the acquisition of Safeco’s creditor-placed insurance business.

Assurant Health

Assurant Health fourth quarter 2006 net operating income increased 11% to $37.0 million from $33.3 million in the same period in 2005. The increase is attributable to continued favorable combined ratios driven by lower expenses. For the full year of 2006, net operating income decreased 6% to $167.9 million from $178.1 million in 2005. Results for 2006 reflect continued declines in small group revenue and a slight increase in the combined ratio.

Assurant Health fourth quarter 2006 net earned premiums decreased 2% to $519.4 million from $531.3 million during the same period in 2005. Net earned premiums for the full year 2006 decreased 4% to $2.1 billion compared to $2.2 billion for 2005. Continued growth in individual medical net earned premiums was offset by declines in small group premiums for both the quarter and year.

Assurant Employee Benefits

Assurant Employee Benefits fourth quarter 2006 net operating income increased slightly to $19.4 million from net operating income of $19.3 million in the same period of 2005. Net operating income for the full year 2006 increased 22% to $83.6 million from $68.4 million during 2005. Results were driven by very favorable loss experience most notably in group disability.

Assurant Employee Benefits fourth quarter 2006 net earned premiums decreased 9% to $280.0 million from $308.6 million in the same period of 2005. Net earned premiums for the full year 2006 decreased 8% to $1.2 billion from $1.3 billion in 2005. The decreases for the quarter and the full year are primarily a result of lower sales and persistency as the business continues to implement its small case strategy.

Corporate

Amortization of deferred gains from businesses sold through reinsurance was $5.9 million after tax compared to $4.7 million after tax in the fourth quarter of 2005. Corporate and other net operating loss for the fourth quarter of 2006 was $19.9 million, compared to income of $20.7 million in the fourth quarter of 2005. The fourth quarter 2006 results include $3.3 million after-tax of expenses to fund the Assurant Foundation and $6.2 million associated with an increase in certain tax liabilities. The fourth quarter of 2005 includes $39.4 million of tax benefits and adjustments resulting from the resolution of several years’ tax audits. Corporate and other net operating loss for 2006 totaled $32.8 million, compared to income of $2.7 million in the same period last year. For the full year 2005, tax benefits and adjustments resulting from the resolution of several years’ tax audits were $44.9 million.

Financial Position

December 31, 2006 total assets were $25.2 billion. Stockholders’ equity, excluding Accumulated Other Comprehensive Income (AOCI) was $3.7 billion and book value per diluted share, was up 14% to $29.97 from $26.25 at December 31, 2005. AOCI, which consists mainly of pension under-funding related to the required adoption of FAS 158 and unrealized gains and losses on our fixed income securities, decreased to $88.1 million from $219.5 million at December 31, 2005. Debt to total capital, excluding AOCI, decreased to 21.0% at December 31, 2006.

Earnings Conference Call

Assurant will host a conference call Thursday, February 8, 2007 at 9:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-603-6873 (toll-free domestic) or 973-582-2706 (international); passcode: 7941506. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via the telephone starting at approximately 11:00 am (ET) on February 8, 2007 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 7941506. The webcast will be archived on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses — Assurant Employee Benefits; Assurant Health; Assurant Solutions; and Assurant Specialty Property — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit-related insurance; warranties and extended service contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.

The company, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in annual revenue. Assurant has more than 12,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1) Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations

Three Months and Year Ended December 31, 2006 (unaudited) and 2005

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in thousands except number of shares and per share amount)
Revenues
Net earned premiums and other considerations	$1,768,160	$1,644,477	$6,843,775	$6,520,796
Net investment income	183,014	170,864	736,686	687,257
Net realized gains (losses) on investments	116,720	(8,301)	111,865	8,235
Amortization of deferred gains on disposal of businesses	9,017	7,155	37,300	42,508
Fees and other income	130,722	67,382	340,958	238,879

Total revenues	2,207,633	1,881,577	8,070,584	7,497,675
Benefits, losses and expenses
Policyholder benefits	886,747	869,678	3,538,947	3,707,809
Selling, underwriting, general and administrative expenses	915,398	847,172	3,374,652	3,073,000
Interest expense	15,306	15,315	61,243	61,258

Total benefits, losses and expenses	1,817,451	1,732,165	6,974,842	6,842,067

Income before income taxes and cumulative effect of change in accounting principle	390,182	149,412	1,095,742	655,608
Income tax expense	137,675	12,366	379,871	176,253

Net income before cumulative effect of change in accounting principle	252,507	137,046	715,871	479,355
Cumulative effect of change in accounting principle	—	—	1,547	—

Net income	$252,507	$137,046	$717,418	$479,355

Net income per share:
Basic	$2.05	$1.05	$5.66	$3.53
Diluted	$2.01	$1.03	$5.57	$3.50

Dividends per share	$0.10	$0.08	$0.38	$0.31

Share Data:
Basic weighted average shares outstanding	123,194,025	131,057,816	126,846,990	135,773,551
Diluted weighted average shares outstanding	125,523,608	132,816,188	128,812,813	136,945,310

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

At December 31, 2006 (unaudited) and December 31, 2005

	December 31, 2006	December 31, 2005
	(in thousands)
Assets
Investments and cash and cash equivalents	$13,416,817	$13,371,392
Reinsurance recoverables	3,914,972	4,447,810
Deferred acquisition costs	2,397,906	2,022,308
Goodwill	790,519	804,864
Assets held in separate accounts	3,298,543	3,472,435
Other assets	1,346,391	1,246,644

Total assets	25,165,148	25,365,453

Liabilities
Policyholder benefits and claims payable	10,178,509	10,540,077
Unearned premiums	4,429,893	3,851,614
Debt	971,774	971,690
Mandatorily redeemable preferred stock	22,160	24,160
Liabilities related to separate accounts	3,298,543	3,472,435
Accounts payable and other liabilities	2,431,672	2,805,918

Total liabilities	21,332,551	21,665,894

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	3,744,533	3,480,060
Accumulated other comprehensive income	88,064	219,499

Total stockholders’ equity	3,832,597	3,699,559

Total liabilities and stockholders’ equity	$25,165,148	$25,365,453